Exhibit 10

Execution Version

May 30, 2012

TLB Merger Sub Inc.

c/o Sycamore Partners Management, L.L.C.

9 West 57th Street, 31st Floor

New York, New York 10019

Attention: Peter Morrow and Ryan McClendon

$85,000,000 Amended and Restated Term Loan Agreement

Ladies and Gentlemen:

You (“Merger Sub”) have advised Wells Fargo Bank, National Association (“Wells Fargo”) that Merger Sub, an entity formed by investment funds managed by Sycamore Partners Management, L.L.C. (“Sponsor”) intends to acquire (“Acquisition”), directly or indirectly, all of the outstanding shares of capital stock of The Talbots, Inc. (the “Company”) and, together with its subsidiaries, the “Acquired Business”) in accordance with that certain Agreement and Plan of Merger, by and among TLB Holdings LLC, a Delaware limited liability company (“Parent”), Merger Sub and the Company dated as of May 30, 2012 (the “Acquisition Agreement”), through a merger transaction (the “Long-Form Merger”) or by means of the purchase of a majority of the shares of the Company pursuant to a cash tender offer, a subsequent issuance of additional shares by the Company to you (if necessary) and the subsequent consummation of a short-form merger (the “Short-Form Merger”, and together with the Long-Form Merger, each a “Merger”).

Reference is made to that certain Term Loan Agreement dated as of February 16, 2012 entered into by and among The Talbots, Inc., The Talbots Group Limited Partnership and Talbots Classics Finance Company, Inc., as borrowers (collectively the “Borrowers”), certain other credit parties designated therein (together with the Existing Borrowers, the “Credit Parties”), Wells Fargo, as Agent (the “Agent”), Wells Fargo, Tennenbaum Opportunities Fund VI, LLC, 1903 OnShore Funding, LLC (“1903”), 1903 OffShore Loans SPV Limited and Stone Tower Credit Solutions Master Fund Ltd, as lenders (collective the “Lenders”) (as amended and in effect on the date hereof, the “Existing Term Loan Agreement”).

Pursuant to the terms and conditions of the Existing Term Loan Agreement, upon the closing of the Acquisition, a “Change in Control” (as defined in the Existing Term Loan Agreement) will occur.  The Agent and the Lenders subject to the terms and conditions set forth in this letter (this “Commitment Letter”) hereby agree to consent to the Change in Control resulting from the Acquisition and enter into an amended and restated term loan agreement with the Borrowers (“A&R Term Loan Agreement”) in an aggregate principal amount equal to $85,000,000 (the “Aggregate Commitments”).  Each Lender agrees to maintain outstanding the existing Term Loans owing to it under the Existing Term Loan Agreement pursuant to the A&R Term Loan Agreement (the “Existing Term Loan Amount”).  In addition, 1903 is pleased to advise you of its commitment to provide, directly or through an affiliate, a last out term loan in the amount equal to the lesser of (x) $11,000,000; and (y) the difference between the Aggregate Commitments and the Existing Term Loan Amount (the “Last Out Tranche”), upon the terms set forth in this Commitment Letter.  The commitments of the Lenders hereunder are several and not joint.

The commitments of the Lenders hereunder are subject only to the satisfaction of each of the following conditions precedent: (a) the accuracy and completeness in all material respects of all Specified Representations (as defined in Exhibit A); (b) satisfaction of the Conditions Precedent set forth on Exhibit A annexed hereto; (c) since January 28, 2012 to the date of this Commitment Letter, except as

(i) disclosed in the Company SEC Filings (as defined in the Acquisition Agreement) filed after January 28, 2012 and prior to the date of the Acquisition Agreement, (ii) contemplated by, or as disclosed pursuant to, the Acquisition Agreement or (iii) set forth in Section 4.09 of the Company Disclosure Letter (as defined in the Acquisition Agreement), there has not been any Company Material Adverse Effect (as defined in the Acquisition Agreement); and (d) since the date of this Commitment Letter there has not been a Company Material Adverse Effect in each case in clauses (c) and (d) that would result in the failure of a condition precedent to your (or your affiliate’s) obligation to consummate the Acquisition; provided that each of the Agent and each Lender agrees that it shall not waive any such condition (and no term or condition of this Commitment Letter (including any exhibit or schedule hereto) shall be amended or modified) without your consent.

You represent, warrant and covenant that (a) all financial projections concerning the Borrowers (which, for the avoidance of doubt, shall include the Company) and its subsidiaries that have been or are hereafter made available to Wells Fargo or the Lenders by you or any of your representatives (or on your or their behalf) (the “Projections”) have been or will be prepared in good faith based upon assumptions you believed to be reasonable at the time made and (b) all written information, other than Projections and general economic and industry information, which has been or is hereafter made available to Wells Fargo or the Lenders by you or any of your representatives (or on your or their behalf) in connection with any aspect of the transactions contemplated hereby (the “Information”), as and when furnished (after giving effect to any supplements and updates thereto from time to time), is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading (which information shall be to your knowledge to the extent it relates to the Company and its subsidiaries and their respective businesses).  You agree to furnish us with further and supplemental Information from time to time until the date of the closing of the A&R Term Loan Agreement (the “Effective Date”) so that the representation, warranty and covenant in the immediately preceding sentence are correct on the Effective Date as if the Information were being furnished, and such representation, warranty and covenant were being made, on such date (provided that to the extent such additional and supplemental information relates to the Company and its subsidiaries and their respective businesses, your obligations will be limited to using commercially reasonable efforts to provide such information).  In issuing this commitment, the Lenders and Wells Fargo are and will be using and relying on the Information without independent verification thereof.

By executing this Commitment Letter, you agree to reimburse the Agent from time to time on demand for all reasonable documented and invoiced out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of Choate, Hall & Stewart LLP, as counsel to the Agent and (b) due diligence expenses) incurred in connection with the A&R Term Loan Agreement, the preparation of the definitive documentation therefor and the other transactions contemplated hereby.

You agree to indemnify and hold harmless Wells Fargo, each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party promptly upon demand therefor (together with reasonably detailed documentation supporting such demand)) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable out-of-pocket fees, disbursements and other charges of one primary counsel to all Indemnified Parties, taken as a whole (and, in the case of an actual conflict of interest, additional counsel for each affected Indemnified Person) and, if necessary, one local counsel in any applicable jurisdiction) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment

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Letter or any related transaction or (b) the A&R Term Loan Agreement and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s gross negligence or willful misconduct or (ii) a material breach in bad faith of the obligations of such Indemnified Party under this Commitment Letter.  In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  None of any Indemnified Party, you, the Company, their affiliates and their respective officers, directors, employees, agents, advisors and other representatives shall have any liability (whether direct or indirect, in contract or tort or otherwise) arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages; it being understood that nothing contained in this sentence shall limit your indemnification obligations to the extent set forth above.  Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and non-appealable judgment of a court of competent jurisdiction.

This Commitment Letter and the fee letter among you and Wells Fargo of even date herewith (the “Fee Letter”) and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your officers, directors, accountants, attorneys and other professional advisors retained by you in connection with the A&R Term Loan Agreement, the transactions contemplated hereby or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that (a) you may disclose this Commitment Letter but not the Fee Letter on a confidential basis to the Company and its officers, employees, directors, accountants and other advisors retained in connection with the Acquisition Agreement and the other transactions contemplated hereby, and (b) after your acceptance of this Commitment Letter and the Fee Letter, you may disclose this Commitment Letter but not the Fee Letter in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges.

You acknowledge that Wells Fargo and each Lender or their respective affiliates may be providing financing or other services to parties whose interests may conflict with yours.  Wells Fargo and each Lender agree that they will not furnish confidential information obtained from you to any parties referred to above or any of their other customers and that they will treat confidential information relating to you and your affiliates with the same degree of care as they treat their own confidential information.  Wells Fargo and the Lenders further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer.  In connection with the services and transactions contemplated hereby, you agree that Wells Fargo and each Lender are permitted to access, use and share with any of their affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates that is or may come into the possession of Wells Fargo, any Lender or any of such affiliates so long as each such affiliate, agent, advisor or representative agrees to be bound by the confidentiality obligations of Wells Fargo hereunder.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) (i) the commitments and other services described herein regarding the A&R Term Loan Agreement are arm’s-length commercial transactions between you and your affiliates, on the one hand, and Wells Fargo and each

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Lender on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transaction contemplated hereby; (b) (i) each of Wells Fargo and the Lenders has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) neither Wells Fargo nor any Lender has any obligation to you or your affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein; and (c) Wells Fargo and each Lender and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and Wells Fargo and each Lender have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against Wells Fargo and each Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The provisions of the immediately preceding five paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the A&R Term Loan Agreement shall be executed and delivered (except that, upon the occurrence of the Closing Date, the provisions relating to indemnification, reimbursement and confidentiality hereunder shall automatically terminate and be superseded by the indemnification, reimbursement and confidentiality provisions set forth in the A&R Term Loan Agreement and related documentation), and notwithstanding the termination of this Commitment Letter or any commitment of any Lender or undertaking of Wells Fargo hereunder.

This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original.  Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by telecopier, facsimile or electronic mail shall be effective as delivery of a manually executed counterpart thereof.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the A&R Term Loan Agreement credit documentation in respect thereof (the “Credit Documentation”) by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitment provided hereunder is subject only to conditions precedent expressly described in the third paragraph hereof and Exhibit A hereto. Reasonably promptly after the execution of this Commitment Letter, the parties hereto shall proceed with the negotiation of the Credit Documentation as soon as reasonably possible for the purpose of executing and delivering the Credit Documentation substantially contemporaneously with the consummation of the Acquisition.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, but including section 5-1401 of the New York General Obligations Law; provided however, that (a) the interpretation of the definition of “Company Material Adverse Effect” and (b) the determination of the accuracy of any Acquisition Agreement Representations and whether as a result thereof you have the right under the Acquisition Agreement not to consummate the Acquisition shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable conflicts of laws.  Each of you, Wells Fargo and each Lender hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the transactions contemplated hereby and thereby or the actions of Wells Fargo or any Lender in the negotiation, performance or enforcement hereof.  Each of you, Wells Fargo and the Lenders consents to the exclusive jurisdiction and venue of the federal and/or state courts located in New York, New York in

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connection with any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the transactions contemplated hereby and thereby or the actions of Wells Fargo or any Lender in the negotiation, performance or enforcement hereof.  The commitments of the Lenders and undertakings of Wells Fargo may be terminated by us if you fail to perform in all material respects your obligations under this Commitment Letter or the Fee Letter on a timely basis.

This Commitment Letter and the Fee Letter embody the entire agreement and understanding among Wells Fargo and each Lender, you and your affiliates with respect to the A&R Term Loan Agreement and supersedes all prior agreements and understandings relating to the specific matters hereof.  No party has been authorized by Wells Fargo or any Lender to make any oral or written statements that are inconsistent with this Commitment Letter.  This Commitment Letter is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.  Wells Fargo and the Lenders hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), Wells Fargo and the other Lenders may be required to obtain, verify and record information that identifies the Parent, the Borrowers and all other Credit Parties, which information includes the name, address, tax identification number and other information regarding the Parent, the Borrowers and Credit Parties (including the Company and its subsidiaries) that will allow the Lenders to identify the Parent, the Borrowers and Credit Parties (including the Company and its subsidiaries) in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act.  You shall provide, and agree to cause Parent and the Company to provide, Wells Fargo and Lenders, prior to the Effective Date, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act; it being agreed that all documentation required pursuant to this paragraph has been delivered with respect to the Credit Parties.

This Commitment Letter and all commitments and undertakings of Wells Fargo and the Lenders hereunder will expire at 8:00 p.m. (central time) on June 1, 2012 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission or electronic mail).  Thereafter, all commitments of the Lenders and undertakings of Wells Fargo hereunder will expire on the Outside Date (as defined in the Acquisition Agreement) unless definitive documentation for the A&R Term Loan Agreement is executed and delivered prior to such date.

THIS WRITTEN AGREEMENT, EXHIBIT A HERETO, SCHEDULE I HERETO AND THE FEE LETTER REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

WELLS FARGO BANK NATIONAL ASSOCIATION, as Agent and Lender

By:	/s/ Adam D. Salter
Name:	Adam D. Salter
Title:	Managing Director

[Signature Page to Commitment Letter]

TENNENBAUM OPPORTUNITIES FUND VI, LLC, as Lender

By:	Tennenbaum Capital Partners, LLC
Its:	Investment Manager

By:	/s/ Howard Levkowitz
Name:	Howard Levkowitz
Title:	Managing Partner

[Signature Page to Commitment Letter]

1903 ONSHORE FUNDING, LLC, as a Lender

By:	GB Merchant Partners, LLC
Its Investment Manager

By:	/s/ Ronald C. Street IV
Name:	Ronald C. Street IV
Title:	CFO

[Signature Page to Commitment Letter]

1903 OFFSHORE LOANS SPV LIMITED, as a Lender

By:	GB Merchant Partners, LLC
Its Investment Manager

By:	/s/ Lawrence Ciaff
Name:	Lawrence Ciaff
Title:	MD

[Signature Page to Commitment Letter]

STONE TOWER CREDIT SOLUTIONS MASTER FUND LTD

By Stone Tower Fund Management LLC

By:	/s/ Joseph Moroney
Name:	Joseph Moroney
Title:	Authorized Signatory

[Signature Page to Commitment Letter]

ACCEPTED AND AGREED TO

AS OF THE DATE FIRST ABOVE WRITTEN:

TLB MERGER SUB INC.

By:	/s/ Stefan Kaluzny
Name:	Stefan Kaluzny
Title:	President

[Signature Page to Commitment Letter]

EXHIBIT A

The closing of the A&R Term Loan Agreement and the funding of the Last Out Tranche thereunder will be subject to satisfaction of only the conditions set forth in the Commitment Letter to which this Exhibit A is attached and only the following additional conditions precedent:

(i)            The negotiation, execution and delivery of definitive documentation with respect to the A&R Term Loan Agreement, which shall be on terms and conditions substantially identical to the Existing Term Loan Agreement, except (a) as necessary to address the Acquisition and consent to the “Change of Control”, (b) as provided in the Commitment Letter and the Fee Letter (solely with respect to pricing terms and fees) or on Schedule I hereto, (c) for the addition of the Parent as a “Credit Party” and “Guarantor” thereunder and under the related credit documentation (and, for the avoidance of doubt, as a pledgor of substantially all of its personal property) and (d) for such other changes as are mutually agreed.  Furthermore, the A&R Term Loan Agreement will, from and after the Effective Date, (x) prior to the occurrence of a Specified Event of Default (as defined below) prohibit the assignment or participation of the Loans or any interest therein to those entities listed on Schedule A-1 to the Fee Letter and (y) prohibit the assignment or participation of the Loans or any interest therein to those entities listed on Schedule A-2 to the Fee Letter.  “Specified Event of Default” means an Event of Default occurring pursuant to Section 7.1(a), 7.1(f) or, to the extent relating to bankruptcy, insolvency or similar proceedings, 7.1(g) of the Existing Term Loan Agreement.

(ii)           The joinder by Parent to the A&R Term Loan Agreement and the Guaranty and Security Agreement and any other Loan Document (as defined in the Existing Term Loan Agreement) reasonably requested by the Agent; it being understood that Parent’s obligations thereunder shall be limited to a guarantee of the Borrowers’ obligations under the Loan Documents and other obligations and agreements customary for holding companies.

(iii)          Subject to clause (xiii) below, all filings, recordations and searches necessary or desirable (as reasonably determined by the Agent) in connection with the liens and security interests to reflect the valid and perfected liens and security interests (in the priority contemplated under the Existing Term Loan Agreement) shall have been duly made; and all filing and recording fees and taxes shall have been duly paid.  Agent is satisfied with the existing landlord waivers and access letters provided under the Existing Term Loan Agreement, and no further documentation need be produced in connection therewith.  The Agent shall be satisfied with the amount, types and terms and conditions of all insurance maintained by the Borrowers and their subsidiaries (it being acknowledged that the amount, types and terms and conditions of all insurance currently maintained by the Borrowers is satisfactory to Agent). The Agent shall have received endorsements naming the Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies (it being acknowledged that the endorsements issued to the Agent under the Existing Term Loan Agreement are satisfactory to Agent).

(iv)          The Agent shall have received (A) customary opinions of counsel to the Borrowers and the Credit Parties (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the A&R Term Loan Agreement and, to the extent applicable subject to clause (xiii) below, real estate related matters) and of appropriate local counsel and such corporate resolutions, certificates and other documents as the Agent shall reasonably require and (B) such corporate resolutions, certificates and other documents as the Agent shall reasonably require, in each case reasonably satisfactory to the Agent.

(v)           All material governmental consents and approvals required for the Borrowers and Credit Parties to consummate the Acquisition and financing shall have been obtained by Borrowers and Credit Parties.

(vi)          The Agent shall have received, not less than five business days prior to the Effective Date, the documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulation, including the Patriot Act, in each case to the extent requested by the Agent or any Lender at least 15 business days prior to the Effective Date; it being agreed that all documentation required pursuant to this paragraph has been delivered with respect to the Credit Parties.

(vii)         All accrued fees and expenses of the Agent and Lenders (including the fees and expenses of counsel to the Agent (including any local counsel)) shall, to the extent required to be paid on the Effective Date pursuant to the Commitment Letter and the Fee Letter and invoiced prior to the Effective Date, have been paid.

(viii)        The following transactions shall have occurred prior to or concurrently with the effectiveness of the A&R Term Loan Agreement:

(i)            the Acquisition Agreement and all documents entered into in connection therewith shall be in form and substance reasonably acceptable to the Agent and Lenders (it being acknowledged and agreed that the draft of the Acquisition Agreement and schedules and exhibits thereto provided to the Agent on May 30, 2012 are satisfactory); and

(ii)           the Acquisition shall have been consummated on the Effective Date in accordance with the terms and conditions of the Acquisition Agreement, and no such terms or conditions that are materially adverse to the interests of the Lenders shall have been waived other than with the consent of the Agent (such consent not to be unreasonably withheld, delayed or conditioned).

(ix)           The closing of a revolving asset based lending credit agreement or an amendment or amendment and restatement thereof  (“ABL Credit Agreement”) upon terms and conditions reasonably acceptable to the Agent and the Lenders shall occur simultaneously with the closing of the A&R Term Loan Agreement, it being acknowledged and agreed that the terms and conditions of the “ABL Credit Agreement” (as defined in the Existing Term Loan Agreement) are acceptable to the Agent and the Lenders (other than the fact that the “Change in Control” resulting from the Acquisition will have been consented to by the ABL Lenders in the ABL Credit Agreement and other than changes consistent with those described on Schedule I hereto).

(x)            The Agent and the agent under the ABL Credit Agreement shall have entered into an intercreditor agreement upon terms and conditions acceptable to the Agent and the Lenders, in all material respects, it being acknowledged and agreed the terms and conditions of the “ABL Intercreditor Agreement” (as defined in the Existing Term Loan Agreement) are acceptable to the Agent and the Lenders, provided, however such intercreditor agreement shall permit the incurrence of indebtedness under the A&R Term Loan Agreement in an aggregate principal amount of $85,000,000, the prepayment of the Term Loan in the amount of $35,000,000 upon the consummation of the Permitted Asset Sale (as defined on Schedule I hereto), to add the “Owned Stores” (as defined on Schedule I hereto) to the definition of Term Priority Collateral and to make the amendments contemplated on Schedule I hereto.

(xi)           After giving effect to the funding of any loans under the ABL Credit Agreement and the closing of the Acquisition and the applicable amendments set forth on Schedule I hereto, Availability (as defined in the Existing Term Loan Agreement after giving effect to the applicable amendments set forth on Schedule I hereto) shall be not less than $40,000,000.  The Agent shall have received a borrowing base certificate dated as of the Effective Date setting forth the Borrowing Base based upon the most recent Borrowing Base Certificate delivered in accordance with Section 4.2 of the Existing Term Loan Agreement after giving pro forma effect to the Merger and the transactions contemplated herein, executed by a financial officer of the Borrowers.

(xii)          (A) No loans or credit extensions under the ABL Credit Agreement shall be used to fund any portion of the “Offer Price” or the “Merger Consideration” (as each such term is defined in the Acquisition Agreement); and (B) the proceeds of the Last Out Tranche shall be used solely to fund fees and transaction costs in connection with the Merger and not to fund any portion of the “Offer Price” or the “Merger Consideration”.

(xiii)         Notwithstanding anything in this Commitment Letter to the contrary, (a) the only representations and warranties relating to Parent, Merger Sub, the Company, the Borrowers and their respective subsidiaries and their business and assets the accuracy of which shall be a condition to the closing of the A&R Term Loan Agreement on the Effective Date shall be (i) such of the representations made by or on behalf of the Company, the Borrowers and their respective subsidiaries in the Acquisition Agreement as are material to the interests of the Agent and the Lenders, but solely to the extent that you have (or an affiliate of yours has) the right to terminate (or such Affiliate’s) obligations under the Acquisition Agreement or the right not to consummate the Acquisition as a result of a breach of such representations in the Acquisition Agreement and (ii) the Specified Representations and (b) the terms of the Loan Documents for the A&R Term Loan Agreement shall be in a form such that they do not impair availability of the A&R Term Loan Agreement on the Effective Date if the conditions set forth in this Commitment Letter required to be satisfied on the Effective Date are satisfied, it being understood that, to the extent any perfected security interest in Collateral (as defined in the A&R Term Loan Agreement), the security interest in respect of which cannot be perfected by means of filing a Uniform Commercial Code financing statement (“UCC Financing Statements”) or the delivery of certificated securities (“Pledged Collateral”), is not able to be provided on the Effective Date after your use of commercially reasonable efforts to do so, the delivery of documents and instruments for the perfection of such security interests in such Collateral shall not constitute a condition precedent to the A&R Term Loan Agreement on the Effective Date but shall be required to be delivered after the Effective Date pursuant to arrangements to be mutually agreed. “Specified Representations” means the representations and warranties set forth in the A&R Term Loan Agreement relating to (i) organization of the Credit Parties, (ii) corporate existence of the Credit Parties, (iii) power and authority and due authorization, execution and delivery, in each case as they relate to the entering into and performance of the Loan Documents, (iv) the enforceability of such documentation, (v) Federal Reserve margin regulations, (vi) the Patriot Act, (vii) the Investment Company Act, (viii) no conflicts between the Loan Documents and the organization documents of Company, its subsidiaries, Parent or you in each case as they relate to the entering into and performance of the Loan Documents; (ix) solvency of Parent, the Company and their subsidiaries on a consolidated basis after giving effect to the Acquisition, and (x) perfection and priority of security interests in the Pledged Collateral and in Collateral perfected by filing UCC Financing Statements.

SCHEDULE I

In addition to the changes to the Existing Term Loan Agreement contemplated in paragraph i of Exhibit A,  the Existing Term Loan Agreement will be amended as follows:

1.               To extend the Maturity Date to the fifth anniversary of the Effective Date (“Extended Maturity Date”).

2.               To require quarterly amortization payments each in the amount of $500,000 per quarter through the Extended Maturity Date.

3.               To permit the payment of management fees and the reimbursement of expenses to the Sponsor, subject in the case of fees, to a maximum amount not to exceed $1,000,000 per annum (subject to catch up payments) and other conditions to be mutually agreed.

4.               To permit exceptions to mandatory prepayments from the issuance of equity on terms to be agreed which, in any event, will exclude issuances to Sponsor and management.

5.               To permit the distribution of funds to Parent to repurchase equity of management subject to amounts and conditions to be mutually agreed and for administrative expenses.

6.               To add a $100,000 general lien basket, provided such liens shall not attach to Collateral included in the Term Loan Borrowing Base.

7.               To add a $250,000 general investment basket.

8.               To modify the indebtedness and lien covenants to allow a secured subordinated term loan facility in an aggregate amount up to $25,000,000 with the Sponsor or an affiliate of Sponsor as lender and on terms and conditions (including a lien and debt subordination agreement) reasonably acceptable to the Agent and Lenders (it being acknowledged and agreed that such terms and conditions shall be acceptable if such facility is on terms substantially identical to those of Existing Term Loan Agreement except for amount (which shall be $25,000,000), pricing (with non-default pricing not exceeding 15% per annum with no more than 5% per annum being cash pay), no scheduled amortization, no mandatory repayments and lien priority (which shall be third priority) (“Third Lien Facility”), provided, that there shall be no cash pay interest at anytime (x) a Default or Event of Default exists or would arise as a result of the making of such payment; or (y) average Availability for the immediately preceding three months prior to the payment is less than greater of (1) $20,000,000; or (2) 20% of the Maximum Borrowing Availability (without giving effect to the Term Loan Push Down Reserve or the Term Loan Reserve Amount).

9.               To modify the indebtedness covenant to allow up to $50,000,000 of unsecured vendor financing with one or more parties on terms reasonably acceptable to the Agent and Lenders (it being agreed that such financing may be used on the Effective Date to apply towards payment of the consideration for the Acquisition and, subsequent to the Effective Date, may be used to finance trade payables and for other permitted corporate purposes, and that the terms of the Borrowers’ present trade payables agreement with LF Centennial PTE Ltd. relative to pricing, term and repayment are reasonably acceptable to the Agent) (“Vendor Financing Facility”).

10.         To the extent necessary to provide that the proceeds of any equity contribution which are applied to effect the Acquisition or proceeds of the Third Lien Facility, the sale of the HQ and DC (as defined below) and Vendor Financing Facility not to be subject to the provisions of Section 1.8(c) of the Existing Term Loan Agreement regarding mandatory prepayments.

11.         To remove the Term Loan Reserve Amount from the ABL Credit Agreement and the Existing Term Loan Agreement, subject to the agreement of the agent and lenders under the ABL Credit Agreement to modify the definition of Maximum ABL Facility Amount (as defined in the ABL Intercreditor Agreement) to change each reference to “10.00%” in such definition to “5.00%”, together with corresponding amendments to the ABL Credit Agreement and the ABL Intercreditor Agreement, as applicable.

12.         To permit a sale lease back transaction of the Owned Properties known and numbered as (i) 1 Churchill Road and 175 Beal Street, Hingham, Massachusetts (also known as One Talbots Drive, Hingham, Massachusetts) and (ii) 175, 180 and 190 Kenneth W. Welch Drive, Lakeville, Massachusetts (the “HQ and DC”) and the furniture and fixtures located thereon, other than any equipment used in connection with the production or manufacturing of catalogs or the production of the internet site on the Effective Date which shall be on market terms and otherwise upon terms and conditions reasonably acceptable to the Agent and Lenders, subject to receipt by the Agent of a collateral access agreement with respect thereto (the “Real Estate Sale”).

13.         Schedule 11.1 of the Existing Term Loan Agreement will be amended to (a) on and after the Real Estate Sale, delete the HQ and DC therefrom and (b) add the following Owned Properties: (i) Store No. 3, 164 North Street, Hingham, Massachusetts, (ii) Store No. 4, 447 Washington Street Box 41, Duxbury, Massachusetts, (iii) Store No. 5, 46 Walker Street, Lenox, Massachusetts, (iv) Store No. 9, 31 Bay Road Route 1 A, South Hamilton, Massachusetts and (v) Store No. 25, 1 Essex Square, Essex, Connecticut (collectively the “Owned Stores”). The Agent shall be granted a first priority mortgage on the Owned Stores.

14.         To remove the last sentence of the definition of Availability.

15.         On the Effective Date, the definition of Term Loan Borrowing Base shall be amended to provide as follows:

“Term Loan Borrowing Base” means, as of any date of determination by Agent, from time to time, an amount equal to the sum at such time of:

(a)          up to the lesser of (i) 20% of the book value of Eligible Credit Card Accounts at such time, and (ii) the difference between (x) 105% plus, after an Insolvency Proceeding, any increase in the percentage of the book value permitted by Section 5.2(a)(5) of the ABL Intercreditor Agreement and (y) the percentage of the book value included, as of the date of determination, in the Borrowing Base by the ABL Agent with respect to the Eligible Credit Card Accounts at such time;

(b)          up to the lesser of (i) 20% of the book value of Eligible PL Credit Card Accounts at such time, multiplied by the NOLV Factor for PL Credit Card Receivables from Private Label Credit Cards, and (ii) the product of (A) the difference between (x) 105% plus, after an Insolvency Proceeding, any increase in the percentage of the book value permitted by Section 5.2(a)(5) of the ABL Intercreditor Agreement and (y) the percentage of the book value for such PL Credit Card Receivables from Private Label Credit Cards, included, as of the date of determination, in the Borrowing Base by the ABL Agent, multiplied by (B) the NOLV Factor for such PL Credit Card Accounts;

(c)           up to the lesser of (i) 20% of the book value of Eligible Inventory, valued at the lower of cost or market on a first-in, first-out basis, multiplied by the NOLV Factor for Inventory, and (ii) the product of (A) the difference between (x) 105% plus, after an Insolvency Proceeding, any increase in the percentage of the book value permitted by Section 5.2(a)(5) of the ABL Intercreditor Agreement and (y) the percentage of the book value of Eligible Inventory, valued at the lower of cost or market on a first-in, first-out basis included, as of the date of determination, in the Borrowing Base by the ABL Agent with respect to the Eligible Inventory, multiplied by (B) the NOLV Factor for such Inventory;

(d)          up to the lesser of (i) 30% of the Appraised Value of Eligible Real Estate; and (ii) $15,000,000 (or after consummation of the Real Estate Sale, $2,000,000);

(e) up to the lesser of (i) 52.5% of the Appraised Value of Eligible Intellectual Property; and (ii) $20,000,000; and

(f)            at any time (A) the ABL Agent has not included any Eligible In-Transit Inventory in the Borrowing Base, up to the lesser of (i) 65% of the book value of Eligible Supplemental Inventory valued at the lower of cost or market on a first-in, first-out basis, multiplied by the NOLV Factor for In-Transit Inventory; and (ii) $10,000,000; and (B) the ABL Agent has included any Eligible In-Transit Inventory in the Borrowing Base, 0% of the book value of Eligible Supplemental Inventory valued at the lower of cost or market on a first-in, first-out basis, multiplied by the NOLV Factor for Supplemental Inventory;

in each case less Reserves established by Agent at such time in its Permitted Discretion.

16.         On the Effective Date, the definition Term Loan Push-Down Reserve shall be amended to provide as follows:

“Term Loan Push-Down Reserve” means the amount, as of any date of determination, equal to the sum o f (x) the difference, if a positive number, between the Term Loan Outstandings (without giving effect to the Last Out Tranche) minus the Term Loan Borrowing Base; and (y) on and after 121 days after the Effective Date the outstanding amount of the Last Out Tranche.

17.         On the Effective Date, the “Applicable Margin” shall be increased to 10.25% per annum.

18.         The “Applicable Margin” with respect to the Last Out Tranche shall increase by 1.0% per annum on the forty-fifth day (“Trigger Date”) after the Effective Date and each thirty days after the Trigger Date (subject to a maximum of 17.0% per annum).

19.         The Credit Documentation will provide that all representations and warranties, affirmative and negative covenants and defaults (which term, as used herein, shall include events of default) will apply only from and after the Effective Date after giving effect to the Acquisition and the Merger (notwithstanding the amendment and restatement of the Existing Term Loan Agreement) with the effect that no violation or breach of any representation, warranty or covenant or default that existed under the Loan Documents (as defined in the Existing Term Loan Agreement) prior to the Effective Date shall constitute or give rise to a violation, breach or default under the Existing Term Loan Agreement unless such violation, breach or default continues, and constitutes a default under the Credit Documentation, after the Effective Date; provided, however, that no breach of any notice or reporting covenant prior to the Effective Date shall constitute or give rise to a default under the Existing Term Loan Agreement.

20.         To modify the disposition of assets covenant to permit the sale of the PL Credit Card Receivables, provided, that (i) no Event of Default exists or would arise as a result of such disposition; (ii) the Term Loan is prepaid upon the consummation of the disposition by the amount equal to $35,000,000, which amounts shall be applied first to reduce the Existing Term Loan Amount to $50,000,000 and then to prepay the Last Out Tranche in full; (iii) the Borrowers pay the Applicable Premium Percentage in connection with the prepayment; (iv) after giving effect to such disposition Availability is greater than or equal to $40,000,000; and (v) all outstanding “Loans” under the ABL Credit Agreement shall be prepaid in full (“Permitted Asset Sale”).

21.         To modify Section 4.2(m) of the Existing Term Loan Agreement to add one desk top appraisal of the Intellectual Property per calendar year at the Borrowers’ expense.

22.         Upon the consummation of the Permitted Asset Sale, the A&R Term Loan Agreement shall be amended as follows:

(a)           The “Applicable Margin” shall be increased to 10.75% per annum;

(b)           The Scheduled Installments set forth in Section 1.6 of the A&R Term Loan Agreement shall be revised to equal $450,000 per quarter;

(c)           The definition of Term Loan Borrowing Base shall be amended to provide as follows:

“Term Loan Borrowing Base” means, as of any date of determination by Agent, from time to time, an amount equal to the sum at such time of:

(a)          up to the lesser of (i) 17.5% of the book value of Eligible Credit Card Accounts at such time, and (ii) the difference between (x) 102.5% plus, after an Insolvency Proceeding, any increase in the percentage of the book value permitted by Section 5.2(a)(5) of the ABL Intercreditor Agreement and (y) the percentage of the book value included, as of the date of determination, in the Borrowing Base by the ABL Agent with respect to the Eligible Credit Card Accounts at such time;

(b)          up to the lesser of (i) 17.5% of the book value of Eligible Inventory, valued at the lower of cost or market on a first-in, first-out basis, multiplied by the NOLV Factor for Inventory, and (ii) the product of (A) the difference between (x) 102.5% plus, after an Insolvency Proceeding, any increase in the percentage of the book value permitted by Section 5.2(a)(5) of the ABL Intercreditor Agreement and (y) the percentage of the book value of Eligible Inventory, valued at the lower of cost or market on a first-in, first-out basis included, as of the date of determination, in the Borrowing Base by the ABL Agent with respect to the Eligible Inventory, multiplied by (B) the NOLV Factor for such Inventory;

(c)           up to the lesser of (i) 30% of the Appraised Value of Eligible Real Estate; and (ii) $15,000,000 (or after consummation of the Real Estate Sale, $2,000,000);

(d)          up to the lesser of (i) 52.5% of the Appraised Value of Eligible Intellectual Property; and (ii) $20,000,000; and

(e)           at any time (A) the ABL Agent has not included any Eligible In-Transit Inventory in the Borrowing Base, up to the lesser of (i) 65% of the book value of Eligible Supplemental Inventory valued at the lower of cost or market on a first-in, first-out basis, multiplied by the NOLV Factor for In-Transit Inventory; and (ii) $10,000,000; and (B) the ABL Agent has included any Eligible In-Transit Inventory in the Borrowing Base, 0% of the book value of Eligible Supplemental Inventory valued at the lower of cost or market on a first-in, first-out basis, multiplied by the NOLV Factor for Supplemental Inventory;

in each case less Reserves established by Agent at such time in its Permitted Discretion.

(d)           Subject to the removal of references to “Term Loan Reserve Amount” as provided in paragraph 11 above, Section 5.26 of the Existing Term Loan Agreement shall be amended to provide as follows:

Section 5.26 Excess Availability.  Permit Availability (without giving effect to the Availability Block) at any time to be less than an amount equal to the greater of (A) the lesser of (a) ten percent (10.00%) of the commitments under the ABL Credit Agreement then in effect and (b) ten percent (10.00%) of the Borrowing Base (without giving effect to the Term Loan Push Down Reserve or the Term Loan Reserve Amount), based upon the most recent Borrowing Base Certificate received by Agent; and (B) the sum of (i) $10,000,000 plus (ii) upon the occurrence of a Term Loan Trigger Event the Term Loan Reserve Amount.